Exhibit 4.1

CERTIFICATE OF CORPORATE DOMESTICATION
OF
ATAI LUXEMBOURG S.A.

Pursuant to Section 388
of the General Corporation Law of the State of Delaware

This Certificate of Corporate Domestication, dated as of [ ● ], 2025 (this “Certificate”), is being executed by atai Life Sciences Luxembourg S.A., a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 63, Rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B298928 (the “Company”), in accordance with Section 388 of the General Corporation Law of the State of Delaware.

It is hereby certified that:

FIRST:  The Company was first incorporated on August 6, 2025 under the laws of the Grand Duchy of Luxembourg.

SECOND:  The name of the Company immediately prior to the filing of this Certificate was “atai Luxembourg S.A.”.

THIRD:  The name of the Company as set forth in the Certificate of Incorporation as filed simultaneously with this Certificate in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “atai Beckley Inc.”

FOURTH:  The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Company immediately prior to the filing of this Certificate is Grand Duchy of Luxembourg.

FIFTH:  The domestication has been approved prior to the effectiveness of this Certificate in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-United States law, as appropriate.

SIXTH:  A plan of domestication (the “Plan of Domestication”) has been adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware in connection with the domestication, and all provisions of the Plan of Domestication have been approved prior to the effectiveness of this Certificate in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the Plan of Domestication.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the ____day of _________________, 2025.

By:
Name: Srinivas Rao
Title: Authorized Officer

[Signature Page to Certificate of Corporate Domestication (atai Delaware)]